Exhibit 99.1

Investor call – Martin E. Kenney’s prepared statement

Good morning, everyone. I have a few prepared statements that I think will be helpful as we review the financial results for the third quarter ended September 30, 2004. Also in attendance with me today is Rick Nota, WRC’s EVP of Operations and Bob Yingling, WRC’s CFO.

Before getting into the specifics of our financial results, I would like to spend a moment commenting on the market environment.

Market Environment

The end of the 2003-04 education funding fiscal year in July, 2004 showed some signs of an education market recovery. We observed more regular federal funding flows due to full implementation of the No Child Left Behind Act (NCLB) and an improvement in state and local funding from state budgets. However, spending in certain market segments such as the library and digital curriculum markets remained under pressure.

In the third quarter, concurrent with the beginning of the 2004-05 school year, we continue to see signs of a moderately improving K-12 funding market. We see growth in funding in the testing and assessment segment but as previously mentioned, continued weakness in the digital curriculum and library funding markets.

We are cautiously optimistic that the overall K-12 funding environment will show further improvement in 2004-05. In a recently issued market research report (1), growth in the supplementary market (excluding technology products) is forecasted in the range of 4-8%. This growth rate assumes a continued strain in state budgets and the overall economy. Historical rates track to 8-12% growth. The report noted however, that the testing and assessment materials segment will continue to prosper under NCLB, and is forecasted to grow in the range of 8-10%. In the K-12 Technology market, the report notes that software sales should grow at a similar pace to the supplemental market (4-8%). But that we may see more pronounced growth rates if indications that school spending related to purchases of computer hardware, Internet services, and multimedia products come to fruition.

(1) “The Complete K-12 Report: Market Facts and Segment Analyses 2005” by Education Market Research

While we generally agree with the report’s findings, the overwhelming driver of performance in the supplemental education market is the economic cycle. No amount of federal funding from the No Child Left Behind Act will be sufficient to offset overall weakness in state spending for education.

On the political front, with the re-election of President Bush and the Republican’s increasing their majority in Congress, we expect President Bush’s education platform to be fully supported and funded.

Third Quarter Financial Overview

In the third quarter, WRC Media’s consolidated net revenue increased $5.6 million, or approximately 10%, to $61.0 million with three of our four operating units contributing double digit or near double digit revenue growth in the third quarter.

WRC’s revenue growth in the quarter was lead by AGS which continued its exceptional performance in 2004 by posting an increase in revenue of $4.2 million or 20.3% to $24.9 million. AGS assessment revenue increased by $2.4 million or 27% in the quarter driven by sales of its revised Kaufman assessments and the full launch of its new group mathematics assessment, GMADE. AGS curriculum revenue increased $1.8 million or 16% in the third quarter driven by full year sales of 2003 textbooks releases along with 2004 new releases (Economics and Math Concepts) and revised textbooks (Geometry).

At Weekly Reader, revenue in the third quarter grew by $1.2 million or approximately 10% to $13.4 million primarily driven by sales of its presidential election series workbooks. Revenue from skills books increased by $1.0 million or 97% compared to the third quarter in 2003.

At CompassLearning/ChildU, revenue in the third quarter increased $2.3 million, or 21% to $13.4 million. Software revenue increased $2.1 million or 37% driven by sales of Compass’ web-based Odyssey product. The pipeline for CompassLearning’s software products is strong but the tight funding environment has lengthened the sales cycle especially for large deals. In the third quarter, Compass’ results were bolstered by a $1.2 million sale to the Camden, NJ school district which was originally forecasted to close in the second quarter. CompassLearning third quarter EBITDA of $2.8 million was significantly higher than the same period in 2003 by $1.6 million or 134% driven by the increase in revenue and a reduction in expenses resulting from a mitigation plan implemented in second quarter.

At World Almanac Education Group, third quarter revenue decreased $2.1 million or 18% primarily due to lower revenues of the 2005 World Almanac for Kids book due to timing and softness in our library business units. In 2004 we released the 2005 World Almanac for Kids book in the second quarter as opposed to the third quarter when it was released in the prior year. Revenue at World Almanac Education, our library distribution company was lower than the prior year as a result of less residual orders from its Spring catalog; and at Gareth Stevens revenue was lower primarily due to lower sales from its telemarketing program.

WRC Media’s income from operations decreased approximately $500 thousand, to $11.5 million for the three-months ended September 30, 2004. The decrease in operating income was primarily the result of higher operating expenses of approximately $4.8 million which offset higher gross profit of $4.3 million which was driven by the increase in revenue.

The higher operating expense consisted of higher sales and marketing expenses of $2.7 million related primarily to new product launches at AGS and higher customer acquisition charges of $800 thousand at Weekly Reader. Additionally, there was an increase of $1.8 million in general and administrative expenses which primarily consisted of: higher legal, audit and consulting fees of $900 thousand related to the previously disclosed SEC inquiry and the re-audit of our 2001 financial statements and $700 thousand of higher incentive compensation expense primarily at AGS. Non-cash restructuring costs increased $900 thousand as a result of a change in sub lease income assumptions underlying vacated space in our San Diego office.

Adjusted EBITDA slightly increased by $100 thousand to $16.8 million for the three months ended September 30, 2004.

We were in compliance with our financial covenant under our Senior Credit Facilities for the period ended September 30, 2004. The Company’s senior leverage ratio was 3.36 to 1.0 for the period ended September 30, 2004. The covenant under First Lien Facility required a Senior Leverage Ratio not to exceed 4.00 to 1.00 and the covenant under the Second Lien Facility required the Senior Leverage Ratio not to exceed 4.25 to 1.00 for the period ended September 30, 2004.

WRC Media’s cash balance was $8.2 million and consolidated debt was $293.1 million at September 30, 2004. There were no outstanding advances under the Company’s $30.0 million revolving credit facility as of September 30, 2004 and capital investment (including capital expenditures, prepublication costs and capitalized software) for the nine months ended September 30, 2004 was $10.4 million.

Outlook

As I stated at the outset of today’s call, we are encouraged by the improving market conditions in the education marketplace especially in the testing and assessment segment. We are encouraged by the projected increase in educational funding in 2004-05 but remain concerned with the funding weakness in the library and digital curriculum segments.

WRC Media’s business strategy is to:

•	Drive growth of Company’s strong new product offerings with investment in sales and marketing;

•	Leverage WRC Media’s product offering, strong distribution channels and product development expertise to drive expansion into core and new ancillary products and new distribution channels; and

•	Maintain cost containment disciplines and closely monitor revenue performance.

WRC is pursuing the following tactics:

We bifurcated the AGS sales force creating two discrete and dedicated field and telesales teams to focus separately on curriculum and assessment product offerings. This sales force reorganization has increased product line focus and combined with AGS’ strong new product releases are the main drivers behind their substantial growth in 2004.

AGS will continue to take advantage of what appears to be a significant growth opportunity in the trend towards formative assessment products (GRADE and GMADE products). Given that the market for these products appears to be relatively immature in terms of any well-organized demand and requirements, these products will be very carefully managed.

At Weekly Reader, we are making a greater investment in the school magazine business to increase circulation and move the Company from a periodicals business to a branded direct marketer and publisher of educational products for teachers and through the schools for parents. This investment is beginning to payoff. For the first time in five years, Weekly Reader’s circulation has increased; elementary subscriptions for the 2004-05 school year are up approximately 3% compared to the previous school year.

At Compass, we are encouraged by its third quarter performance and the strength of its pipeline. We believe that our strategy to unbundle the base product to enhance price and delivery flexibility (Internet, WAN/LAN) and increase its total content offering contributed to its third quarter performance. In 2004, for the first time in Compass’ history, sales of its web-based product will exceed LAN/WAN sales. CompassLearning’s strategy is to be the first mover in delivering a wide range of managed curriculum with measurable student performance via the Web. This curriculum differentiates Compass in the market by being designed for NCLB requirements and to provide content where a child’s learning actually happens.

At World Almanac Education Group: we’re focused on realizing new sales opportunities created by an increased investment in the telesales staff at Gareth Stevens and World Almanac Education and by extension into new channels (Reading Is Fundamental) and new catalogues. We have created a Bargain book catalogue to attract the price sensitive customer. World Almanac Books will continue to develop and test other direct selling efforts for direct to consumer sales of World Almanac products such as Weekly Reader inserts and other direct mail marketing techniques.

At Facts On File News Service, the unit will continue to expand sales and marketing efforts of its new Facts4Learning product with Compass Elementary products and focus telemarketing staff on larger deal bids.

Overall, WRC Media is focused on top line growth, while continuing to maintain cost containment initiatives implemented in 2002 and 2003 and again this year at Compass. Additional restructuring initiatives are being evaluated, including space reduction, increased offshore product development and infrastructure consolidation.

This concludes our prepared remarks. We’ll now open this up for questions, and provide any additional information you may need.